Filed Pursuant to Rule 424(b)(3)
Registration No. 333-265024

PROSPECTUS SUPPLEMENT NO. 14
(TO PROSPECTUS DATED JUNE 17, 2022)

1,500,000 Units Consisting of Shares of Common Stock and Warrants

Heart Test Laboratories, Inc.

This prospectus supplement updates and supplements the prospectus dated June 17, 2022, as previously updated and supplemented (the “Prospectus”), which forms a part of our Registration Statement on Form S-1, as amended (Registration No. 333-265024). This prospectus supplement is being filed to update and supplement the information in the Prospectus with the information contained in the attached Current Report on Form 8-K, filed with the U.S. Securities and Exchange Commission (“SEC”) on March 16, 2023.

The Prospectus and this prospectus supplement relate to the offer and sale by us of up to (i) 1,725,000 shares of our common stock, par value $0.001 per share (“Common Stock”), that may be issued upon the exercise of warrants (the “IPO Warrants”) to purchase shares of Common Stock that were issued on the closing date of our initial public offering and (ii) 105,000 shares of our Common Stock that may be issued upon the exercise of warrants to purchase shares of Common Stock that were issued to the underwriter in our initial public offering.

This prospectus supplement should be read in conjunction with the Prospectus and is not complete without, and may not be delivered or utilized except in combination with, the Prospectus, including any amendments or supplements thereto, which is to be delivered with this prospectus supplement. This prospectus supplement updates and supplements the information in the Prospectus. If there is any inconsistency between the information in the Prospectus and this prospectus supplement, you should rely on the information in this prospectus supplement.

Our Common Stock and IPO Warrants are listed on The Nasdaq Stock Market LLC under the symbols “HSCS” and “HSCSW,” respectively. On March 15, 2023, the closing price of our Common Stock was $1.10 per share and the closing price for our IPO Warrants was $0.18.

We are an “emerging growth company,” as defined under the Securities Act of 1933, as amended, and, as such, are subject to reduced public reporting requirements. The Prospectus and this prospectus supplement comply with the requirements that apply to an issuer that is an emerging growth company.

Investing in our securities involves risks. You should review carefully the risks and uncertainties described under the heading “Risk Factors” beginning on page 20 of the Prospectus and beginning on page 32 of our Annual Report on Form 10-K filed with the SEC on July 29, 2022, as updated and supplemented by the section entitled “Risk Factors” and under similar headings in any further amendments or supplements to the Prospectus before you decide whether to invest in our securities.

You should rely only on the information contained in the Prospectus, this prospectus supplement or any prospectus supplement or amendment hereto. We have not authorized anyone to provide you with different information.

Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or determined if the Prospectus or this prospectus supplement is truthful or complete. Any representation to the contrary is a criminal offense.

The date of this prospectus supplement is March 16, 2023.

UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): March 16, 2023

Heart Test Laboratories, Inc

(Exact name of Registrant as Specified in Its Charter)

Texas	001-41422	26-1344466
(State or Other Jurisdiction of Incorporation)	(Commission File Number)	(IRS Employer Identification No.)

550 Reserve Street, Suite 360
Southlake, Texas		76092
(Address of Principal Executive Offices)		(Zip Code)

Registrant’s Telephone Number, Including Area Code: 682 237-7781

(Former Name or Former Address, if Changed Since Last Report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
☐Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
☐Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
☐Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Securities registered pursuant to Section 12(b) of the Act:

Title of each class	Trading Symbol(s)	Name of each exchange on which registered
Common Stock	HSCS	The Nasdaq Stock Market LLC
Warrants	HSCSW	The Nasdaq Stock Market LLC

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (§ 230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (§ 240.12b-2 of this chapter).

Emerging growth company ☒

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act. ☐

Item 2.02 Results of Operations and Financial Condition.

On March 16, 2023, Heart Test Laboratories, Inc. (the "Company") issued a press release providing information regarding the Company's financial and operating results for the quarter ended January 31, 2023, and other business updates. The press release is furnished as Exhibit 99.1 to this Current Report on Form 8-K and is incorporated by reference herein.

The information contained in Item 2.02 of this report and Exhibit 99.1 to this report shall not be deemed to be "filed" for purposes of Section 18 of the Securities and Exchange Act of 1934, as amended (the "Exchange Act"), and shall not be incorporated by reference into any filings made by the Company under the Securities Act of 1933, as amended, or the Exchange Act, except as may be expressly set forth by specific reference in such filing.

Item 5.02 Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

On March 15, 2023, the Board of Directors of Heart Test Laboratories, Inc. (the "Company") adopted the 2023 Equity Incentive Plan (the "Equity Incentive Plan"), subject to stockholder approval. The Equity Incentive Plan provides for the grant of nonstatutory stock options, incentive stock options, restricted stock, restricted stock units, performance units, performance shares, and other share-based awards. All of the Company's employees, officers and directors, as well as consultants and advisors, are eligible to receive awards under the Equity Incentive Plan.

The foregoing description of the terms and conditions of the Equity Incentive Plan does not purport to be complete and is qualified in its entirety by references to the full text of the Equity Incentive Plan, which is attached hereto as Exhibit 10.1 and incorporated herein by reference.

Item 9.01 Financial Statements and Exhibits.

(d) Exhibits

Exhibit No.	Description
10.1	Heart Test Laboratories, Inc. 2023 Equity Incentive Plan
99.1	Press Release dated March 16, 2023

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

HEART TEST LABORATORIES, INC

Date:	March 16, 2023	By:	/s/ Andrew Simpson
Andrew Simpson Chief Executive Officer